For Immediate Release

From:

Ameritrans Capital Corporation

For more information Contact:

Michael Feinsod

(212) 355-2449

Ameritrans Capital Corporation Announces Extension to October 29, 2008 for Closing of Sale of Taxicab Medallion Portfolio

New York, NY, October 20, 2008 – Ameritrans Capital Corporation (NASDAQ: AMTC, AMTCP) today announced that Ameritrans and its wholly-owned subsidiary, Elk Associates Funding Corporation, entered into an agreement with Medallion Financial Corp. and its wholly owned subsidiary Medallion Bank to extend to October 29, 2008, the closing date of the sale to Medallion and its subsidiaries of all Elk’s taxicab medallion loans.  The parties previously entered into a definitive agreement on July 16, 2008, as amended on October 15, 2008.  In connection with the extension of the closing date, the parties agreed to an increase in the escrow deposit, to an adjustment to the purchase price and that all conditions to their respective obligations have been satisfied or waived, except for conditions to be satisfied on the closing date.  In additional, Elk will retain the $2.0 million non-taxi loan it had previously agreed to include in the asset sale.

Ameritrans Capital Corporation is an internally managed, closed-end investment company that has elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended.  Ameritrans originates, structures and manages a portfolio of medallion loans, secured business loans and selected equity securities.  Ameritrans' wholly owned subsidiary Elk Associates Funding Corporation is licensed by the United States Small Business Administration as a Small Business Investment Company (SBIC) in 1980.  The Company maintains its offices at 747 Third Avenue, 4th Floor, New York, NY 10017.

# # #

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those presently anticipated or projected, including but not limited to the possibility that the above described transaction will not close by October 29, 2008.  Ameritrans Capital Corporation cautions investors not to place undue reliance on forward-looking statements, which speak only as to management's expectations on this date.